Exhibit 99.1

Press Release

Akorn, Inc. Reports Net Sales of $12.6 million in 2004 Fourth Quarter with
Gross Margin of 33% and EBITDA of $1.0 million.

Monday February 28, 8:21 AM ET

Buffalo Grove, IL, February 28, 2005 – Akorn, Inc. (AMEX: AKN) today reported net sales of $12.6 million for the fourth quarter ended December 31, 2004, an increase of 32% over net sales of $9.5 million in the 2003 fourth quarter. Gross profit of $4.1 million or 33% of net sales, for the fourth quarter 2004 is an increase of 489% over gross profit of $0.7 million in the 2003 fourth quarter. Net loss for the fourth quarter 2004 was reduced to $0.8 million as compared to a net loss of $8.0 million in the fourth quarter 2003. EBITDA for the fourth quarter 2004 was $1.0 million, vs. negative EBITDA for the fourth quarter 2003 of $2.5 million.

Net sales for the full year 2004 totaled $50.7 million, an increase of 12% over 2003 net sales of $45.5 million. Gross profit of $18.2 million or 36% of 2004 net sales, represents an increase of 50% over gross profit of $12.1 million for 2003. Net loss for 2004 was $3.0 million, vs. a $12.3 million net loss for 2003. EBITDA for the full year 2004 improved to $5.7 million vs. negative EBITDA of $1.8 million for 2003.

Highlights for the Fourth Quarter 2004 include:

•	Announced the signing of an exclusive drug development and distribution agreement for Oncology and other Injectable Products with Serum Institute of India, Ltd.

•	Announced the signing of an exclusive license and supply agreement for two orphan drugs used to treat radioactive poisoning with Hameln Pharmaceuticals gmbh.

•	Received approval from the American Stock Exchange for listing the Company’s common stock under the new symbol, “AKN”.

Arthur S. Przybyl, President and Chief Executive Officer stated, “In 2004, we right-sized our existing business model that allowed us to increase sales by 12%, increase gross margin dollars by 50% and generate a $5.9 million turnaround in operating income and a $7.5 million turnaround in EBITDA as compared to 2003. Our improvement in operating income is impressive when one considers our non-cash asset impairment charges of $2.0 million and the fact that we are consolidating the Akorn-Strides joint venture expenses into R&D that totalled $375,000 in the fourth quarter.

Our capital raise in August further strengthened our balance sheet, by eliminating our bank debt and helping to secure our listing on the American Stock Exchange.

More importantly, we built the foundation to help facilitate our emerging growth. Our six business development partnerships with Strides, FDC, Serum, Hameln, MD Anderson and Apotex have begun and will continue to provide a steady stream of new product introductions that will help augment our own internal product development efforts. Combining the six partnerships, Akorn is currently developing 53 ANDA’s, has licensed two specialty pharmaceutical products, Calcium-DTPA and Zinc-DTPA, and is developing a third from a licensed patent at MD Anderson. These six partnerships will increase our product line offering of injectables and ophthalmics, specifically in the areas of anti-infectives, oncolytics and antidotes.”

Use of Non-GAAP Measures — Consolidated EBITDA:

Consolidated EBITDA is a non-GAAP financial measure consisting of earnings before interest, taxes, depreciation and amortization. This non-GAAP financial measure is not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. Akorn believes that this non-GAAP financial measure may be useful to investors as it is aware that certain of its significant stockholders utilize these measures to evaluate its financial performance. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this earnings announcement to their most directly comparable GAAP financial measures as provided with the financial statements included in this press release and are encouraged to review the definition of Consolidated EBITDA contained herein and the description of the reconciling items provided at the end of this press release.

Supplemental Financial Information

The following table presents a reconciliation of net loss as determined in accordance with GAAP to consolidated EBITDA for the three months ended December 31, 2004 and December 31, 2003:

	(Unaudited)
	Three Months Ended
	December 31,
	2004	2003
	(in thousands)
GAAP net loss	$(814)	$(7,967)
Income tax provision	50	—
Interest expense, net	502	1,234
Loss on Exchange Transaction	—	3,102
Loss related to disputed settlements	21	—
Depreciation, amortization, and write-down of assets	1,209	1,143

Consolidated EBITDA	$968	$(2,488)

The following table presents a reconciliation of net loss as determined in accordance with GAAP to consolidated EBITDA for the twelve months ended December 31, 2004 and December 31, 2003:

	(Unaudited)
	Twelve Months Ended
	December 31,
	2004	2003
	(in thousands)
GAAP net loss	$(3,026)	$(12,325)
Income tax provision/(benefit)	8	(171)
Interest expense, net	4,212	3,116
Loss on Exchange Transaction	—	3,102
Gain related to disputed settlements	(1,562)	—
Depreciation, amortization, and write-down of assets	6,112	4,474

Consolidated EBITDA	$5,744	$(1,804)

About Akorn, Inc.

Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey and markets and distributes an extensive line of hospital and ophthalmic pharmaceuticals. Additional information is available at the Company’s website at www.akorn.com.

Any statements made by Akorn, Inc. (“we”, “us”, “our”, “Akorn” or the “Company”) in this press release that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that important factors may affect the Company’s actual results and could cause such results to differ materially from forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to, risks and uncertainties relating to (i) the ability to generate cash from operations sufficient to meet the Company’s working capital requirements, (ii) the necessity of complying with various regulatory procedures in the manufacture of drug products, (iii) the Company’s ability to acquire, develop, finance, test, produce and market new products, including the availability of materials to produce products, (iv) the resolution of the FDA compliance issues at the Company’s Decatur, Illinois manufacturing facility and the outcome of other legal proceedings involving the Company, (v) patent protection for the Company’s intellectual property or trade secrets, and (vi) other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including, but not limited to, those risks referenced under the caption “Factors That May Affect Future Results” in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.